Exhibit 99.1

Contact:	Sandy Martin
Investor Relations
940-297-3877

Sally Beauty Holdings, Inc. Announces Fourth Quarter and Fiscal Year 2007 Results

•                  Sally Beauty Holdings Successfully Completes 1st Year as an Independent, Public Company

•                  FY07 Consolidated Sales Increased 5.9% and Comparable Store Sales Up 4.5%

•                  FY07 Net Earnings of $44 million and Adjusted EBITDA of $310 million

•                  For the Year, Sally Beauty Supply Segment Revenues Up 10.4% and Earnings Expanded 16.1%

•                  Beauty Systems Group Executes Well After Challenges, Gains New Brands and Territories

DENTON, Texas, November 29, 2007 — Sally Beauty Holdings, Inc. (NYSE: SBH) (the “Company”) today announced financial results for the fourth quarter and fiscal year ended September 30, 2007.  The Company will hold a conference call today at 10:00 a.m. (Central) to discuss these results and its business.

“We have successfully completed our first year as an independent, public company,” stated Gary Winterhalter, President and Chief Executive Officer.  “Total consolidated net sales for fiscal year 2007 were $2.5 billion, an increase of 5.9%, with comparable store sales increasing 4.5%. I am very pleased with our operating and financial results for the year, particularly in light of the challenges we faced.  Sally Beauty Supply continued to increase its store count and profitability in the retail segment of the beauty supply industry, while Beauty Systems Group successfully executed its business plan of transitioning revenue and supplier sources through significant changes in the professional beauty products distribution business. As a result of these efforts, I believe we are well-positioned for strong results in fiscal 2008.  During the next 12 months, we will be focused on unit expansion at Sally Beauty Supply, improving operating margins in our Sally International business, and returning Beauty Systems Group to historical levels of profitability.”

For the fiscal year, Sally Beauty Supply segment revenues increased 10.4% and segment earnings grew by 16.1% versus last year.  Sally Beauty Supply sales increased primarily due to a 5.2% increase based on acquisition-related revenue, comparable store sales increases of 2.7%, and growth in the store base through net new openings. The total store count increased 7.3% in fiscal year 2007 and acquired stores represented 4.0% of this increase.  In fiscal 2007, Sally Beauty Supply operating earnings as a percentage of sales grew to 17.4% from 16.6% of sales in fiscal 2006.

Beauty Systems Group’s (BSG) sales and earnings results for fiscal 2007 reflect the loss of certain L’Oreal revenues during the 8-month period from February 1st through September 30, 2007.  BSG revenues declined $7.4 million for fiscal year 2007, much less than the revenue lost from the L’Oreal sales.  BSG sales in fiscal 2007 were impacted positively by acquisition revenue of $21.4 million, an increase in sales of non-L’Oreal brands and the addition of 46 BSG stores.  BSG’s comparable store sales increased 10.1% for fiscal 2007, demonstrating the Company’s ability to increase sales of non-L’Oreal brands to BSG’s nationwide customer base.

OPERATING RESULTS

Sally Beauty Supply

During the Company’s fourth quarter that ended September 30, 2007, Sally Beauty Supply’s total sales were $410.7 million, an increase of 14.3% from the year-ago period.  Sally Beauty Supply revenues were positively impacted by acquisition-related revenue that contributed growth of 9.6% as well as comparable store sales gains of 2.4%.  Revenues of $34.6 million in the quarter related to the U.K. acquisition of Salon Services completed earlier in the fiscal year.  Sally Beauty Supply segment operating margins increased to 17.4% of sales from 15.5% in the year-ago fourth quarter.

During the fourth quarter, Sally Beauty Supply increased its store base by 18 net new stores, including two Marlo Beauty Supply stores acquired and converted to Sally Beauty Supply stores in the Detroit metropolitan area.  The Company ended the fiscal year with 2,694 Sally Beauty Supply stores, an increase of 7.3% or 183 net new stores over the prior year.  Of the 7.3% store count increase, acquired stores accounted for 4.0% and organic growth accounted for 3.3%.

For fiscal 2007, other key metrics in the Sally Beauty Supply segment include the following.  For the worldwide Sally Beauty Supply segment, sales in the U.S. and Canada represented 84% of segment revenues; and the international sales, primarily in the U.K., represented 16% of segment revenues.  Also in fiscal 2007, the Sally Beauty Supply exclusive label U.S. revenues grew to approximately 40% of U.S. segment sales compared to approximately 36% of U.S. segment sales in fiscal 2006.  The significant increase of exclusive label revenues during fiscal 2007 was primarily due to the introduction of products in new categories. The customer mix between retail and professional for Sally Beauty Supply U.S. sales for the twelve months ended September 30, 2007 was 70% retail customer and 30% professional customer, versus 69% retail and 31% professional, respectively, in the prior year.

Beauty Systems Group

During the fiscal 2007 fourth quarter, BSG sales declined $17.7 million, or 7.2%, impacted by the loss of approximately $30 million in L’Oreal revenue.  BSG’s revenues declined considerably less than the lost L’Oreal revenue primarily due to BSG’s strong fourth quarter comparable store sales increase of 10.1%.  BSG’s execution of new brand distribution and expansion of territories of existing brands contributed to higher comparable store sales.  BSG revenues for fiscal year 2007 reflect significant contractual changes with L’Oreal following the first quarter of fiscal 2007 and total revenues included approximately $230 million of L’Oreal product sales, or 24% of total BSG sales, compared to approximately 33%, in fiscal 2006.  BSG increased its store base by 14 net new stores during the fourth quarter.  For fiscal 2007, BSG added 46 net new stores for a 5.6% increase, ending with 874 stores, including 175 franchise locations.

BSG Revenue Updates

•                  During the fiscal 2007 fourth quarter, BSG’s comparable store sales growth remained strong at 10.1%, despite a strong 7.4% increase in comparable store sales in the fourth quarter of fiscal 2006. The strength in fiscal 2007 store sales was primarily the result of continued growth of new brands and new or expanded distribution territories for non-L’Oreal brands.  L’Oreal-related revenue in domestic BSG stores (i.e., not including our franchise and Canadian BSG businesses and Sally Beauty Supply) during the fourth quarter was slightly below that of prior-year levels.

•                  As part of the previously-announced changes with L’Oreal, BSG has retained the rights to distribute L’Oreal products, on a non-exclusive basis, in its stores for which it previously had exclusive distribution rights. BSG’s loss of distribution rights through its Distributor Sales Consultants (DSCs), as well as the loss of exclusive rights to distribute L’Oreal products in its stores, has resulted in margin pressure on its remaining L’Oreal revenues, and this pressure is currently projected to continue during fiscal 2008.

•                  During the fiscal 2007 fourth quarter, we acquired certain assets and distribution rights from two distributors of Goldwell/KMS products.  We believe that this development should have a positive impact to BSG’s fiscal 2008 results.

•                  During the fourth quarter, we acquired certain assets from C.B. Sullivan of Texas and were awarded distribution rights for Paul Mitchell products throughout North Texas.

•                  Due to L’Oreal’s announcement of the acquisition of Maly’s West, BSG began distributing Henkel’s Schwarzkopf brands in BSG stores and the DSC channel in 4 western states, including California, during the fourth quarter.

•                  Also during the fourth quarter, BSG began the distribution of:

•                  P&G Professional Care Wella, Sebastian and Graham Webb brands in BSG stores in 1 state;

•                  Shiseido’s JOICO and ISO brands in BSG stores and the DSC channel in 4 states; and

•                  TIGI brands in BSG stores in 5 states.

BSG Cost Updates

•                  The Company continued to pay retention incentives to the portion of BSG’s sales force most impacted by the L’Oreal changes during the fourth quarter of 2007, which resulted in $1.9 million of expenses during the quarter.

•                  The Company substantially completed its CosmoProf store re-branding project in fiscal 2007, and capital costs for this project totaled approximately $4 million.

•                  Additionally, the Company’s two-year program to consolidate warehouses and reduce administrative expenses is underway.  During 2007, the Company spent approximately $4.9 million on this program. This program is estimated to cost $19 million of capital costs during fiscal 2007 and fiscal 2008, in addition to one-time costs associated with closing certain existing distribution facilities.  The Company believes the annual savings could be approximately $10 million within the next two years.

FOURTH QUARTER AND FISCAL YEAR FINANCIAL RESULTS

Net sales:  Total consolidated sales for the fourth quarter 2007 were $639.7 million, an increase of 5.5% over the year-ago period, and comparable store sales increased 4.3%.  For fiscal 2007, total consolidated sales were $2.5 billion, an increase of 5.9% over fiscal 2006, and comparable store sales increased 4.5%.

Fourth quarter sales for Sally Beauty Supply stores increased 14.3% to $410.7 million.  These revenues were positively impacted by the Salon Services acquisition in the U.K. completed earlier in the year, which contributed $34.6 million of revenue in the fourth quarter.  Comparable store sales increased 2.4% and Sally Beauty Supply had 183 more stores (including 100 net acquired stores) at the end of FY 2007 than on September 30, 2006.  Fiscal 2007 revenues for Sally Beauty Supply increased to $1.57 billion, a 10.4% increase over the prior year, primarily due to a 5.2% increase from acquisition-related revenue as well as a 2.7% increase from comparable store sales.

BSG sales for fiscal 2007 fourth quarter were $229.1 million, a decline of $17.7 million, despite strong comparable store sales growth of 10.1% versus the year-ago quarter. These revenues were impacted by the loss of approximately $30 million of DSC sales of L’Oreal products versus prior year.  Despite the loss of L’Oreal sales through DSCs, total fiscal 2007 revenues declined only $7.4 million, due to $21.4 million of Salon Success acquisition revenue, increased revenue from new brands and new exclusive distribution territories for both DSCs and stores, and 46 net new stores.

Gross profit:  For the fiscal 2007 fourth quarter, consolidated gross profit was $295.4 million, and gross margins as a percentage of sales increased to 46.2% from 45.1% in the year-ago quarter. Gross margins at Sally Beauty Supply were positively impacted by a continued increase in sales of exclusive label products, margin increases on certain products, and a favorable customer mix shift.  The improvements were partially offset by the margin impact of adding the Sally international acquisition revenues and continued BSG margin pressure from the replacement of L’Oreal product sales with lower margins.  BSG’s loss of store exclusivity in the distribution of L’Oreal products is anticipated to continue to result in sustained margin pressure on all L’Oreal products sold through our store network.  For fiscal 2007, consolidated gross profit was $1.15 billion, and gross margins as a percentage of sales were 45.9%, an improvement from 45.8% in the prior year.

Selling, general and administrative expenses:  For the fiscal 2007 fourth quarter, SG&A expenses were $210.4 million or 32.9% of sales, an improvement versus $202.9 million or 33.5% of sales in the year-ago period. SG&A costs for the fourth quarter of fiscal 2007 included $1.9 million related to BSG’s retention incentives for DSCs due to the L’Oreal contractual changes this year.  SG&A expenses for the 2007 fourth quarter also included $3.0 million of share-based compensation expense, compared to $1.1 million in last year’s fourth quarter.  Selling, general and administrative expenses include unallocated corporate expenses as detailed in the Company’s segment information on Schedule B.  For fiscal 2007, SG&A expenses were $857.3 million, or 34.1% of sales, versus 33.6% for the prior year.  Fiscal year 2007 SG&A included a total of $8.6 million for BSG retention incentives for DSCs and right-sizing expenses, as well as $1.0 million of consulting fees as reported in the first fiscal quarter.  Full year unallocated corporate expenses for fiscal 2007 were $84.2 million and included $13.1 million of share-based compensation expense, of which $5.3 million related to early vesting of equity awards from our separation from Alberto-Culver and $2.6 million related to certain retirement-eligible employees.  In addition, fiscal 2007 unallocated corporate expenses included $1 million of direct overhead charges from Alberto-Culver for the period prior to the separation.  For fiscal year 2008, the Company currently expects unallocated corporate expenses to be approximately $80 to $85 million, including estimated share-based compensation expense of approximately $8 million.

Segment operating earnings:  Fiscal 2007 fourth quarter operating earnings for Sally Beauty Supply stores were $71.5 million, an increase of $15.8 million or 28.3% compared to last year’s fourth quarter.  For fiscal year 2007, Sally Beauty Supply operating earnings were $273.4 million, or 17.4% of sales, compared to $235.4 million, or 16.6% of sales, in fiscal 2006.  The improvement in the Sally Beauty Supply fourth quarter fiscal 2007 financial results was primarily due to growth in the number of stores, successful sales growth of higher-margin products, gross margin improvements on certain products, and sales growth in certain merchandise categories and customer type. In addition, the fourth quarter results for 2007 include revenues and earnings from the Salon Services acquisition in the U.K.  This acquisition has a part of its business that is somewhat seasonal in nature and the fourth quarter is ordinarily its strongest period.  The Company currently expects Sally Beauty Supply financial results in fiscal 2008 to continue to benefit from store unit growth, margin improvements at its U.S. business, and improving the profitability of the Sally Beauty Supply international business as we integrate the acquisition made during fiscal 2007.

BSG’s operating earnings for the fiscal 2007 fourth quarter were $16.5 million, a decrease of $2.7 million or 14.1% from the year-ago quarter.  These declines were primarily due to a continuation of issues disclosed earlier in fiscal 2007 including 1) the loss of L’Oreal sales through DSCs related to distribution agreement changes, which was partially offset by revenue growth in non-L’Oreal sales, 2) lower gross profit margins on non-exclusive L’Oreal products sold, 3) a decline in the profitability of its franchise business, and 4) BSG retention incentives paid to DSCs. For fiscal year 2007, BSG operating earnings were $64.7 million, a decline of $23.8 million, primarily due to significant contractual changes with L’Oreal that reduced BSG revenues, pressured gross profit margins and increased expenses for DSC incentives and infrastructure right-sizing as discussed above.  The Company currently expects BSG’s financial results to remain at or below prior year levels until the anniversary of the lost L’Oreal business in fiscal 2008.  Looking beyond that, the Company currently expects BSG’s comparable store sales growth to moderate and segment operating margins to return toward historical levels during the second half of fiscal 2008, setting aside the impact of any costs associated with our 2-year program to consolidate BSG warehouses.

Interest Expense: Interest expense, net of interest income, for the fiscal 2007 fourth quarter was $47.1 million and includes approximately $6.3 million of expense due to the marked-to-market change in fair value for interest rate swap transactions discussed below.  For the twelve months ended September 30, 2007, interest expense, net of interest income was $146.0 million, including $3.0 million of expense due to marked-to-market changes in fair value for the interest rate swaps.

Provision for income taxes:  For the fourth quarter, income taxes were $9.0 million. On an annual basis and excluding the non-deductible transaction costs related to the Company’s separation from the Alberto-Culver Company, the Company’s effective tax rate was 39.2% for fiscal year 2007.

Net earnings and Net earnings per share (EPS):  For fiscal 2007 fourth quarter, reported net earnings were $16.9 million, or $0.09 per diluted share.  Net earnings for the twelve months ended September 30, 2007 were $44.5 million, or $0.24 per diluted share. The Company separated from the Alberto-Culver Company on November 16, 2006, and consequently, prior year GAAP net earnings are not reflective of the change in capital structure that resulted from that separation.

Adjusted EBITDA (Non-GAAP):  Adjusted EBITDA for the fourth quarter 2007 was $88.0 million, a $16.2 million increase, compared to $71.8 million in the comparable period last year.  Adjusted EBITDA increased during the fourth quarter, primarily as a result of continued growth in profitability at Sally Beauty Supply due to unit expansion, margin improvements and the acquisition discussed above.  This improvement was partially offset by a decline in BSG’s profitability as previously discussed. A detailed table reconciling GAAP net earnings to adjusted EBITDA is included in the supplemental schedules.  Adjusted EBITDA for fiscal 2007 was $309.5 million compared to $293.7 million for fiscal 2006.

Adjusted net earnings and Adjusted net EPS (Non-GAAP):  For the twelve months ended September 30, 2007, adjusted net earnings reflect adjustments that exclude share-based compensation, transaction expenses related to the separation and the Alberto-Culver Company sales-based corporate overhead fees for the period prior to the separation, and include incremental interest expense assuming that the debt incurred at the separation date was outstanding from the beginning of the first quarter, as well as related income tax expense adjustments.  Adjusted net earnings (non-GAAP) for the twelve months ended September 30, 2007 were $57.8 million, or $0.32 per diluted share. A detailed table reconciling GAAP net earnings to adjusted net earnings and adjusted EPS is included in the supplemental schedules.

Financial Position, Capital Expenditures and Working Capital:  Cash and cash equivalents at the end of fiscal 2007 totaled $38.3 million.  The Company’s revolving asset-based loan facility (ABL) began the quarter at $39.7 million of outstanding borrowings and ended fiscal year 2007 at $11.4 million.  Additional borrowing capacity on the ABL was approximately $335 million at the end of fiscal 2007.  In addition, the Company paid down $1.9 million of its Senior Term A Loan and $2.3 million of its Senior Term B Loan during the 2007 fourth quarter.

The Company’s debt, excluding capital leases, decreased by $32.5 million during the 2007 fourth quarter and as of September 30, 2007, was $1.77 billion.  As a reminder, in conjunction with the separation transaction from the Alberto-Culver Company and the issuance of new debt, the Company entered into two separate interest rate swap transactions in November 2006 that are intended to fix the interest rate applicable to $150 million of debt until November 2008 and to fix the interest rate applicable to $350 million of debt until November of 2009.  The Company is accounting for these transactions on a marked-to-market basis, whereby changes in the fair value will increase or decrease net interest expense and therefore affect our profitability.  For fiscal year 2007 interest expense, net of interest income, includes a net total of $3.0 million of non-cash expense for the marked-to-market changes.  During 2007, the Company recognized $1.0 million of non-cash interest income for the first quarter, $1.7 million of additional non-cash interest expense for the second quarter, $4.0 million of non-cash interest income for the third quarter and $6.3 million of non-cash interest expense related to the interest rate swaps in the fourth quarter.

Net cash used by investing activities for fiscal year 2007 was $121.4 million and includes $76.4 million for acquisitions, net of cash acquired.  The Company’s fiscal year 2007 capital expenditures (net of proceeds from sale of property and equipment) totaled $45.0 million, excluding acquisitions.  Fiscal year 2008 capital expenditures are currently projected to be approximately $60 million, excluding any potential acquisitions.

Inventories as of fiscal year end 2007 were $569.4 million, down $5.6 million from $575.0 million in the year-ago period.  Excluding all acquisition-related inventories for the two business segments, inventories declined approximately $40 million in fiscal 2007.

Conference Call and Where You Can Find Additional Information

As previously announced, at approximately 10:00 a.m. (Central) today the Company will hold a conference call and audio webcast to discuss its financial results and its business.  During the conference call, the Company may discuss and answer one or more questions concerning business and financial matter and trends affecting the Company.  The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.  Simultaneous to the conference call, an audio webcast of the call will be available via a link on the Company’s website, www.sallybeautyholdings.com linking through to the “Investing” page and the “Events” page.  The conference call can be accessed by dialing 877-722-1364 (International:  706-634-8761).  The conference call ID number 20149390.  The teleconference will be held in a “listen-only” mode for all participants other than the Company’s current sell-side and buy-side investment professionals.  A telephone replay of the call will be available for 24 hours from about 12:00 p.m. (Central) on November 29, 2007 through 11:59 a.m. (Central) on November 30, 2007 by dialing 800-642-1687 (International:  706-645-9291) and referencing the conference ID number 20149390.  The webcast replay will also be available in the Investing section linking through to the Events section of the Sally Beauty Holdings, Inc. website at www.sallybeautyholdings.com.

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH) is an international specialty retailer and distributor of professional beauty supplies with revenues of more than $2.5 billion annually. Through the Sally Beauty Supply and Beauty Systems Group businesses, the Company sells and distributes through over 3,500 stores, including approximately 200 franchised units, throughout the United States, the United Kingdom, Canada, Puerto Rico, Mexico, Japan, Ireland, Spain and Germany.  Sally Beauty Supply stores offer more than 5,000 products for hair, skin and nails through professional lines such as Clairol, L’Oreal, Wella and Conair, as well as an extensive selection of proprietary merchandise. Beauty Systems Group stores, along with its outside sales consultants, sell up to 9,800 professionally branded products including Paul Mitchell, Wella, Sebastian, Goldwell, and TIGI targeted exclusively for professional and salon use and resale to their customers.  For more information about Sally Beauty Holdings, Inc., please visit www.sallybeautyholdings.com.

Cautionary Language Concerning Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would,” or similar expressions may also identify such forward-looking statements.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made.  Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks and uncertainties related to: our limited history as a stand-alone company; the preparedness of our accounting and other management systems to meet financial reporting and other requirements and the upgrade of our existing financial reporting system; the representativeness of our historical consolidated financial information with respect to our future financial position, results of operations or cash flows; realizing the anticipated benefits of our separation from Alberto-Culver; since our separation from Alberto-Culver, our inability to achieve the benefits of scale that were achieved by Alberto-Culver prior to our separation from Alberto-Culver; being a holding company, with no operations of our own, and depending on our subsidiaries for cash; the highly competitive and consolidating nature of the beauty products distribution industry; anticipating changes in consumer preferences and buying trends or to manage our product lines and inventory; our dependence upon manufacturers who may be unwilling or unable to continue to supply products to us; products sold by us being found to be defective in labeling or content; compliance with laws and regulations or becoming subject to additional or more stringent laws and regulations; product diversion; the operational and financial performance of our Armstrong McCall business; the success of our new Internet-based business; successfully identifying acquisition candidates or successfully completing desirable acquisitions; integration of businesses acquired in the future; opening and operating new stores profitably; the success of our cost control plans; protecting our intellectual property rights, specifically our trademarks; conducting business in international markets; disruption in our information technology systems; natural disasters or acts of terrorism; our substantial indebtedness; the possibility that we may incur substantial additional debt; restrictions and limitations in the agreements and instruments governing our debt; generating the significant amount of cash needed to service all of our debt and refinancing all or a portion of our indebtedness or obtaining additional financing; changes in interest rates increasing the cost of servicing our debt or increasing our interest expense due to our interest rate swap agreements; the share distribution of Alberto-Culver common stock in our separation from Alberto-Culver not constituting a tax-free distribution; actions taken by certain large shareholders adversely affecting the tax-free nature of the share distribution of Alberto-Culver common stock; significant restrictions on our ability to issue equity securities; the voting power of our largest stockholder discouraging third party acquisitions of us at a premium; and the interests of our largest stockholder differing from the interests of other holders of our common stock.

Additional factors that could cause actual events or results to differ materially from the events or results described in the forward-looking statements can be found in our most recent Annual Report on Form 10-K for the year ended September 30, 2007 as filed with the Securities and Exchange Commission.  Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.  We assume no obligation to publicly update or revise any forward-looking statements.

Note Concerning Non-GAAP Measurement Tools

We have provided detailed explanations of our non-GAAP financial measures in our Form 8-K filed this morning, which is available on our website.

Supplemental Schedules
Consolidated Statement of Earnings	A
Segment Information	B
Non-GAAP Financial Reconciliations	C
Store Count and Comparable Store Sales	D
Selected Financial Data and Debt	E

Supplemental Schedule A

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(In thousands, except per share data)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	(Unaudited)
	2007	2006 (1)	2007	2006 (1)
Net sales	$639,737	$606,110	$2,513,772	$2,373,100
Cost of products sold and distribution expenses	344,387	332,573	1,360,025	1,286,329
Gross profit	295,350	273,537	1,153,747	1,086,771
Selling, general and administrative expenses (2) (3)	210,413	202,855	857,276	798,211
Depreciation and amortization	12,025	9,943	42,605	38,032
Sales-based service fee charged by Alberto-Culver	—	7,284	3,779	28,852
Transaction expenses (4)	—	2,200	21,502	41,475
Operating earnings	72,912	51,255	228,585	180,201
Interest expense, net (5)	47,090	(203)	145,972	92
Earnings before provision for income taxes	25,822	51,458	82,613	180,109
Provision for income taxes	8,958	20,795	38,121	69,916
Net earnings	$16,864	$30,663	$44,492	$110,193

Net earnings per share: (6)
Basic	$0.09	—	$0.25	—
Diluted	$0.09	—	$0.24	—

Weighted average shares: (6) (7)
Basic	180,688	—	180,392	—
Diluted	182,646	—	182,375	—

(1)	Certain amounts for prior periods have been reclassified to conform with current year presentations.

(2)

Selling, general and administrative expenses include allocated overhead costs from Alberto-Culver of $0.0 million and $2.8 million and share-based compensation of $3.0 million and $1.1 million for the three months ended September 30, 2007 and 2006, respectively.

(3)

Selling, general and administrative expenses include allocated overhead costs from Alberto-Culver of $1.0 million and $13.5 million and share-based compensation of $13.1 million and $5.2 million for the twelve months ended September 30, 2007 and 2006, respectively.

(4)

Transaction expenses are one-time charges associated with the separation from Alberto-Culver in the twelve months ended September 30, 2007 and one-time charges associated with the termination of the agreement with Regis Corporation (“Regis”) that called for the Company to merge with a subsidiary of Regis in a tax-free transaction in the three and twelve months ended September 30, 2006.

(5)

Interest expense, net of interest income of $0.2 million and $0.8 million for the three months ended September 30, 2007 and 2006; net of interest income of $1.7 million and $1.8 million for the twelve months ended September 30, 2007 and 2006; and includes $6.3 million and $3.0 million of fair market value expense adjustments for marked-to-market interest rate swaps for the three and twelve months ended September 30, 2007, respectively.

(6)

Net earnings per share was not calculated for the three and twelve months ended September 30, 2006 since the Company was a wholly-owned subsidiary of Alberto-Culver during fiscal year 2006. See the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007 for additional information about the separation of our business from Alberto-Culver.

(7)

Weighted average shares for the twelve months ended September 30, 2007, was calculated from November 16, 2006 through September 30, 2007, which represents the actual number of days the Company’s common stock was publicly traded.

Supplemental Schedule B

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Segment Information

(In thousands)

	Three Months Ended September 30,		Twelve Months Ended September 30,

	(Unaudited)
	2007	2006 (1)	2007	2006 (1)
Net sales:
Sally Beauty Supply	$410,681	$359,317	$1,567,365	$1,419,332
Beauty Systems Group	229,056	246,793	946,407	953,768
Total net sales	$639,737	$606,110	$2,513,772	$2,373,100

Operating earnings:
Sally Beauty Supply	$71,539	$55,749	$273,364	$235,419
Beauty Systems Group	16,484	19,180	64,652	88,445
Segment operating earnings	$88,023	$74,929	$338,016	$323,864

Unallocated corporate expenses (2)	(15,111)	(14,190)	(84,150)	(73,336)
Sales-based service fee charged by Alberto-Culver	—	(7,284)	(3,779)	(28,852)
Transaction expenses (3)	—	(2,200)	(21,502)	(41,475)
Interest expense, net of interest income	(47,090)	203	(145,972)	(92)
Earnings before provision for income taxes	$25,822	$51,458	$82,613	$180,109

(1)			Certain amounts for prior periods have been reclassified to conform with current year presentations.

(2)

Unallocated expenses consist of corporate and shared costs. The amounts include $0.0 and $2.8 million of overhead charges allocated from Alberto-Culver and share-based compensation of $3.0 million and $1.1 million for the three months ended September 30, 2007 and 2006, respectively; and $1.0 million and $13.5 million of overhead charges allocated from Alberto-Culver and share-based compensation of $13.1 million and $5.2 million for the twelve months ended September 30, 2007 and 2006, respectively.

(3)

Transaction expenses are one-time charges associated with the separation from Alberto-Culver in the twelve months ended September 30, 2007 and one-time charges associated with the termination of the agreement with Regis Corporation (“Regis”) that called for us to merge with a subsidiary of Regis in a tax-free transaction in the three and twelve months ended September 30, 2006.

Supplemental Schedule C

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Reconciliations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,

	2007	2006	2007	2006
Net earnings (per GAAP)	$16,864	$30,663	$44,492	$110,193
Add:
Depreciation and amortization	12,025	9,943	42,605	38,032
Share-based compensation (1)	3,022	1,089	13,065	5,186
Sales-based service fee charged by Alberto-Culver (2)	—	7,284	3,779	28,852
Transaction expenses (3)	—	2,200	21,502	41,475
Interest expense, net of interest income (4)	47,090	(203)	145,972	92
Provision for income taxes	8,958	20,795	38,121	69,916
Adjusted EBITDA (Non-GAAP)	$87,959	$71,771	$309,536	$293,746

Adjusted Net Earnings Reconciliation:
Adjusted EBITDA (Non-GAAP)			$309,536
Less:
Depreciation and amortization			42,605
Pro-forma share-based compensation (5)			8,088
Pro-forma interest expense (6)			166,401
Pro-forma provision for income taxes (7)			34,595
Adjusted net earnings (Non-GAAP)			$57,847

Adjusted net earnings per share:
Adjusted net basic			$0.32
Adjusted net diluted			$0.32

Weighted average shares:
Basic			180,392
Diluted			182,375

(1)

Share-based compensation for the twelve months ended September 30, 2007 includes $5.3 million of share-based compensation expenses related to accelerated vesting as a result of the separation transaction from Alberto-Culver and $2.6 million of accelerated expense related to certain retirement-eligible employees.

(2)	The Alberto-Culver sales-based service fee ceased at the separation date of November 16, 2006 and the Company will not incur any comparable expenses as a stand-alone company.

(3)

Transaction expenses are one-time charges associated with the separation from Alberto-Culver in the twelve months ended September 30, 2007 and one-time charges associated with the termination of the agreement with Regis Corporation (“Regis”) that called for us to merge with a subsidiary of Regis in a tax-free transaction in the three and twelve months ended September 30, 2006.

(4)

Interest expense, net of interest income of $0.2 million and $0.8 million for the three months ended September 30, 2007 and 2006; net of interest income of $1.7 million and $1.8 million for the twelve months ended September 30, 2007 and 2006; and includes $6.3 million and $3.0 million of fair market value expense adjustments for the marked to market interest rate swaps for the three and twelve months ended September 30, 2007, respectively.

(5)

For the twelve months ended September 30, 2007, pro-forma share-based compensation includes $7.7 million of share-based compensation expense incurred by the Company during the fiscal year (excluding the impact of the separation transactions) and $0.3 million that would have been incurred had the separation transaction not occurred.

(6)

Pro-forma interest expense assumes the debt incurred at the separation date was outstanding from the beginning of the fiscal year and includes $3.0 million of expense related to the marked to market change in fair value from interest rate swaps recognized in the twelve months ended September 30, 2007.

(7)	For the first three months of fiscal 2007, the pro-forma provision for income taxes was computed assuming an effective tax rate of 39%.

Supplemental Schedule D

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Store Count and Comparable Store Sales

(Unaudited)

	September 30,
	2007	2006
Number of retail stores (end of period):
Sally Beauty Supply (1)	2,694	2,511
Beauty Systems Group
Company-owned stores	699	658
Franchise stores	175	170
Total Beauty System Group stores	874	828
Total	3,568	3,339

BSG distributor sales consultants (end of period) (2)	1,067	1,192

Fourth quarter company-owned comparable store sales growth (3)
Sally Beauty Supply	2.4%	3.1%
Beauty Systems Group	10.1%	7.4%
Consolidated	4.3%	4.1%

Fiscal year 2007 company-owned comparable store sales growth (3)
Sally Beauty Supply	2.7%	2.4%
Beauty Systems Group	10.1%	4.1%
Consolidated	4.5%	2.8%

(1)	Includes 73 company-owned and 25 franchise stores acquired in the Salon Services acquisition.

(2)	Includes 377 distributor sales consultants as reported by franchisees as of September 30, 2007 and 2006.

(3)	Comparable stores are defined as company-owned stores that have been open for at least 14 months as of the last day of a month.

Supplemental Schedule E

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Selected Financial Data and Debt

(In thousands)

(Unaudited)

	September 30,
	2007	2006
Financial condition information (at period end):
Working capital	$354,185	$479,107
Cash and cash equivalents	38,272	107,571
Property and equipment, net	154,068	142,735
Total assets	1,404,503	1,338,841
Total debt, including capital leases	1,775,741	1,124
Total stockholders’ (deficit) equity	$(767,710)	$1,005,967

	As of September 30, 2007
		Interest Rates
Debt position excluding capital leases (at period end)
Revolving ABL Facility	$11,400	Prime + up to 0.5% Libor + 1-1.5	or %
Senior Term A Loan (1)	142,500	Prime + 1-1.5% Libor + 2-2.5	or %
Senior Term B Loan (1)	910,800	Prime + 1.25-1.5% Libor + 2.25-2.5	or %
Senior Notes	430,000	9.25%
Senior Subordinated Notes	280,000	10.50%
Total debt	$1,774,700

Debt maturities excluding capital leases (2)
FY2008	$16,700
FY2009	24,200
FY2010	24,200
FY2011	39,200
FY2012	95,600
Thereafter	1,574,800
Total debt	$1,774,700

(1)	Interest rates on $500 million of these loans are fixed by interest rate swaps for a duration of 2 to 3 years from inception of loans.

(2)	Does not include any payments that may be required as part of an excess cash flow test of the Term Loans.